Exhibit 99.1


                              River Valley Bancorp
               Announces Modest Earnings Increase for the Quarter
                              Ended March 31, 2004

For Immediate Release
Tuesday, April 20, 2004

Madison, Indiana - April 20, 2004- River Valley Bancorp (NASDAQ Small Cap Symbol "RIVR"), an Indiana corporation (the "Corporation") and holding company for River Valley Financial Bank, based in Madison, Indiana announced today earnings for the first quarter ended March 31, 2004.

Net income for the quarter was $609,059, an increase of $13,389 or 2.3%, from the $595,670 reported for the quarter ended March 31, 2003. Net income for the quarter ended March 31, 2004 expressed as basic earnings per share was $0.38, which is the same as recorded for the quarter ended as of March 31, 2003. Return on average assets was 0.97% and the return on equity was 10.71% for the quarter ended March 31, 2004.

Assets totaled $252.0 million as of March 31, 2004, an increase of $18.1 million, from the $233.9 million reported as of March 31, 2003. Net loans, including loans held for sale, were $199.3 million as of March 31, 2004, an increase of $7.0 million for the quarter, or an increase of $30.4 million from March 31, 2003. Deposits totaled $168.5 million as of March 31, 2004, an increase of $3.7 million from the $164.8 million reported March 31, 2003.

"In general, all financial institutions are struggling with shrinking margins, and we are no different in that regard. Others may prop up earnings from the disposition of assets to shield the impact of these tightening margins and the loss of prior year fee income. Your Corporation has been fortunate to have substantial growth in our variable priced loan portfolio which has helped in increasing our net interest income and margin. Growth in our portfolio affords growing interest income today, and the prospect for better returns when interest rates rebound", stated Matthew P. Forrester, president of River Valley Bancorp. The CEO further added, "The Corporation continues to do well in this environment, and has positioned itself to do even better as rates rebound."

Equity as of March 31, 2004 was $22.5 million, or 9.0% as expressed as a percentage of assets. Book value per share of River Valley Bancorp stock was $13.90 as of March 31, 2004.

The last reported trade of "RIVR" stock on April 19, 2004 was at $22.15.


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Selected Financial Information
(In thousands, unless otherwise noted)

                                           3 Months Ended       3 Months Ended
                                              3-31-2004            3-31-2003

         Assets                               $ 251,960            $ 233,869
         Net Loans, including
             Loans held for sale                199,313              168,889
             ALL                                  2,202                2,147
         Deposits                               168,502              164,757
         Shareholders' Equity                    22,549               21,170

         Total Interest Income                $   3,208            $   3,082
         Total Non Interest Income                  620                  869
         Interest Expense                         1,282                1,321
         Non Interest Expense                     1,468                1,525
         Provision Loan Losses                      102                   90
         Taxes                                      367                  419
         Net Income                                 609                  596

         ROAA                                      0.97%                1.04%
         ROAE                                     10.71%               11.31%
         Earnings per Basic Share             $    0.38            $    0.38
         Diluted Earnings per Share           $    0.36            $    0.36

Contact: Matthew P. Forrester - President, CEO
         River Valley Bancorp
         812-273-4949